Exhibit 5.6

July 15, 2005

MagnaChip Semiconductor Limited

2F., No. 61, Chowtze St., Nei Hu District

Taipei City 114, Taiwan, R.O.C.

IC Media Technology Corporation

2F., No. 61, Chowtze St., Nei Hu District

Taipei City 114, Taiwan, R.O.C.

IC Media International Corporation, Taiwan Branch

2F., No. 61, Chowtze St., Nei Hu District,

Taipei City 114, Taiwan, R.O.C.

– and to –

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Re: Form S-4 Registration Statement Reg. 333-126019

Gentlemen and Ladies:

We are lawyers qualified to practice in Taiwan, the Republic of China (“ROC”), and have been asked to issue an opinion regarding IC Media Technology Corporation (“ICM Taiwan Subsidiary”), the Taiwan branch of IC Media International Corporation (“ICM Taiwan Branch”), and MagnaChip Semiconductor Ltd. (“MagnaChip Taiwan”) (the “Covered Entities”), in connection with the filing of the Registration Statement on Form S-4 (Registration No. 333-126019) originally filed by MagnaChip Semiconductor SA, a société anonyme organized under the laws of Luxembourg (“Luxco”), MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”), the Covered Entities and the other registrants (together with the Covered Entities, the “Guarantors”) on June 21, 2005 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuers and the Guarantors propose to offer to exchange (the “Exchange Offer”) up to:

(i) $300,000,000 aggregate principal amount of the Issuers’ new Floating Rate Second Priority Senior Secured Notes due 2011 (the “New Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Floating Rate Second

Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding Floating Rate Second Priority Senior Secured Notes due 2011 (the “Old Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Floating Rate Second Lien Note Guarantees”);

(ii) $200,000,000 aggregate principal amount of the Issuers’ new 6 7/8% Second Priority Senior Secured Notes due 2011 (the “New Fixed Rate Second Lien Notes” and, together with the New Floating Rate Second Lien Notes, the “New Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Fixed Rate Second Lien Note Guarantees” and, together with the New Floating Rate Second Lien Note Guarantees, the “New Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 (the “Old Fixed Rate Second Lien Notes” and, together with the Old Floating Rate Second Lien Notes, the “Old Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Fixed Rate Second Lien Note Guarantees” and, together with the Old Floating Rate Second Lien Note Guarantees, the “Old Second Lien Note Guarantees”); and

(iii) $250,000,000 aggregate principal amount of the Issuers’ new 8% Senior Subordinated Notes due 2014 (the “New Subordinated Notes” and, together with the New Second Lien Notes, the “New Notes”) and the guarantees thereof by the Guarantors (the “New Subordinated Note Guarantees” and, together with the New Second Lien Note Guarantees, the “New Note Guarantees”) registered under the Securities Act, for an equal principal amount of the Issuers’ outstanding 8% Senior Subordinated Notes due 2014 (the “Old Subordinated Notes” and, together with the Old Second Lien Notes, the “Old Notes”) and guarantees thereof by the Guarantors (the “Old Subordinated Note Guarantees” and, together with the Old Second Lien Note Guarantees, the “Old Note Guarantees”),

pursuant to the Registration Rights Agreements (the “Registration Rights Agreements”) by and among the Issuers, the Guarantors named therein, and UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., incorporated by reference as Exhibits [4.4] and [4.7] to the Registration Statement. The New Second Lien Notes and the New Second Lien Guarantees are to be issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein, The Bank of New York, (the “Trustee”) and U.S. Bank National Association (“U.S. Bank”), incorporated by reference as Exhibit [4.1] to the Registration Statement (the “Second Lien Indenture”). The New Subordinated Notes and the New Subordinated Guarantees are to be issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein and the Trustee, incorporated by reference as Exhibit [4.5] to the Registration Statement (the

“Subordinated Indenture” and, together with the Second Lien Indenture, the “Indentures”).

1.	For the purposes of this opinion, we have examined the following documents:

(a)	The Registration Statement;

(b)	Form of New Note Guarantees;

(c)	Form of New Notes;

(d)	The Indentures;

(e)	A copy of ICM Taiwan Subsidiary’s Articles of Incorporation dated September 16, 2005;

(f)	A copy of MagnaChip Taiwan’s Articles of Incorporation dated January 11, 2005;

(g)	The board resolution of ICM Taiwan Subsidiary’s board of directors dated June 21, 2005, containing a unanimous resolution approving ICM Taiwan Subsidiary’s entering into and execution of the Registration Statement (“Board Resolution”);

(h)	A copy of the directors’ written resolutions of MagnaChip Taiwan’s director dated June 21, 2005, containing a unanimous resolution approving MagnaChip Taiwan’s execution of the Registration Statement (“Written Resolution”);

(i)	A copy of ICM Taiwan Subsidiary’s Corporation Registration Card approved by the Taipei City Government dated June 8, 2005;

(j)	A copy of MagnaChip Taiwan’s Registration Card approved by the Taipei City Government dated June 6, 2005; and

(k)	A copy of ICM Taiwan Branch’s Corporation Registration Card approved by the Ministry of Economic Affairs dated June 9, 2005.

2.	For the purposes for this opinion, we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy of the Board Resolution;

(d)	the accuracy of ICM Taiwan Subsidiary’s Articles of Incorporation;

(e)	the accuracy of MagnaChip Taiwan’s Articles of Incorporation;

(f)	the accuracy of the Written Resolution;

(e)	the accuracy of any and all representations of facts expressed in or implied by the documents we have examined;

(f)	that the Board Resolution and Written Resolution are and will remain in full force and effect on the execution of the Registration Statement;

(g)	that the parties to the documents listed in the Section 1 hereof (other than each of the Covered Entities) are duly incorporated and validity existing in good standing under their jurisdictions and all the documents listed in the Section 1 hereof have been duly executed for and on behalf of such parties;

(h)	the conformity of any New Note Guarantees to be executed with the Form of New Note Guarantee; and

(i)	the conformity of any New Notes to be executed with the Form of New Notes;

(j)	that under the Articles of Incorporation and governing law of IC Media International Corporation, IC Media International Corporation may act as a guarantor, and IC Media International Corporation has authorized its Taiwan Branch to act as a guarantor according to the Article of Incorporation and the governing law.

3.	Based on the foregoing, and subject to the qualifications expressed below, we are of the following opinions:

(a)	ICM Taiwan Subsidiary is a company limited by shares duly incorporated and validly existing in good standing under the laws of ROC.

(b)	ICM Taiwan Branch is duly recognized as a branch office of a foreign company according to the laws of ROC.

(c)	MagnaChip Taiwan is a limited company duly incorporated and validly existing in good standing under the laws of the ROC.

(d)	Each of the Covered Entities has all requisite corporate or other statutory power and authority to execute, deliver and perform its obligations under the New Note Guarantees.

(e)	The execution, delivery, and performance of each of the New Note Guarantees has been duly authorized by each of the Covered Entities to the extent they are a party thereto.

4.	The opinions set out above are subject to the following qualifications and clarifications:

(a)	Provisions in the Indentures, which provides for Covered Entities to pre-emptively waive certain rights explicitly prohibited by Article 739-1 of the ROC Civil Code, are invalid.

(i)	Under Article 755 of the ROC Civil Code, if the creditors grant the Issuers an extension of time, unless Covered Entities specifically consents to that extension, Covered Entities are released from its obligations under the Indentures. Therefore, the language in Section 12.01(a)(2) stating that Covered Entities’ obligations are automatically extended in case of any extension of time of payment or renewal of any New Notes is invalid. In addition, the statement in Section 12.01(b) that Covered Entities obligation are unconditional and irrespective of any waiver or consent, and that Covered Entities’ obligation will not be discharged except by complete performance of the obligations contained in the Notes and the Indentures is also invalid.

(ii)

Under Article 741 of the ROC Civil Code, the obligations of Covered Entities under the Indentures shall be no more than the principal debt. Therefore, the language in Section 12.01(b) stating that Covered

Entities’ obligations are unconditional, irrespective of the validity, regularity or enforceability of the New Notes or Indenture, any waiver or consent by any Holders of the New Notes, and any other circumstance which might constitute a legal or equitable discharge or defense of the guarantor is invalid.

(iii)	Under Article 742 of the ROC Civil Code, Covered Entities are entitled to take any defense that is open to the Issuers as a valid defense even when waived by the Issuers. Therefore, the statement in Section 12.01(b) stating that Covered Entities’ obligations are unconditional and irrespective of any waiver or consent and any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, and that Covered Entities’ obligation will not be discharged except by complete performance of the obligations contained in the New Notes and the Indentures is invalid.

(iv)	Under Article 744 of the ROC Civil Code, if the obligations under the Indentures are voidable by the Issuers, Covered Entities are entitled to refuse to perform their obligations under the Indentures. Therefore, the language in Section 12.01(b) stating that Covered Entities’ obligation are unconditional and irrespective of the validity, regularity and enforceability of the New Notes or the Indentures, and that Covered Entities’ obligation will not be discharged except by complete performance of the obligations contained in the New Notes and the Indentures is invalid.

(v)

Under Article 749 of the ROC Civil Code, if either of Covered Entities makes payment to the creditor, it is entitled to subrogate the claim of the creditor against the Issuers to the extent of the payment made, as long as it is not exercised to the detriment of the creditor. Therefore, the language in Section 12.01(d) stating that Covered Entities agree that they will not be entitled to any right of subrogation until payment in full of all obligations guaranteed thereby is invalid to the extent it restrains the Covered Entities from exercising the right of subrogation for the portion they have paid prior to the payment in full of all obligations guaranteed thereby.

(vi)	Under Article 751 of the Civil Code, if the creditors waive the rights in rem on which their claim are secured, Covered Entities are released from their obligations to the extent of the rights which have been waived. Therefore, the language in Section 12.01(b) stating that Covered Entities’ obligations are unconditional, irrespective of any waiver by any Holder of the New Notes is invalid.

(b)	Any final and conclusive monetary judgment for a definite sum obtained against Covered Entities in the courts of the State of New York in respect to the obligations under the New Note Guarantees would be recognized and treated by the courts of the ROC as a cause of action in itself so that no retrial of the issues would be necessary provided that:

(i)	The Courts of the State of New York rendering the judgment had subject matter jurisdiction in the matter under the laws of the ROC and the respective Covered Entities has either submitted to such jurisdiction or was duly served with process;

(ii)	The content and procedures of the judgment was not contrary to public order (policy) and good morals of the ROC;

(iii)	If the respective Covered Entities did not appear in the proceedings in such court and a judgment by default was entered, process has been served legally in connection with the respective Covered Entities in the jurisdiction of litigation or with the assistance of the judicial authorities of the ROC. Nothing herein should be read to mean that service on a contractually appointed service of process agent would be necessarily constitute legitimate service in jurisdiction for purposes of this item (iii); and

(iv)	Judgments of the courts of the ROC would be enforceable in the jurisdiction of the courts of the State of New York on a reciprocal basis.

(c)	Any final, conclusive and un-appealable judgments on the merits against Covered Entities for a definite sum of money entered by a New York Court in any suit, action or proceeding arising out of or in connection with the New Note Guarantees to which Covered Entities are parties, provided that it meets the conditions indicated in 4 (b) (i)(ii)(iii) and (iv) above, normally would be enforced by way of summary proceedings based on the judgments, without re-examination of the matters adjudicated upon, by the court of ROC.

(d)	When obligations are to be performed in a jurisdiction outside the ROC or construed under the laws other than those of the ROC, they may not be enforceable under the laws of the ROC to the extent that such performance would be contrary to public policy (order) or good moral under the laws of the ROC.

(e)	Claims under the New Note Guarantees become barred under the laws relating to Statute of Limitations in the ROC or may be or become subject to defenses of offset or counterclaim.

(f)	Rights and obligations may be limited by bankruptcy, insolvency, liquidation, arrangement and other similar laws of the ROC of general application affecting the rights of creditors.

5.	This opinion is confined to and given on the basis of the laws of the ROC as they are in force at the date of this opinion. We are issuing this opinion purely from a legal perspective, without considering other aspects. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours faithfully,

Lee, Tsai & Partners Attorneys-at-Law

By:

            /s/ Chung-Teh Lee

Chung-Teh Lee